ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	SA Worldwide
Company Contact:	Michael Cimini / Garth Russell
Ken Chymiak (9l8) 25l-2887	(212) 896-1233 / (212) 896-1250
David Chymiak (9l8) 25l-2887	mcimini@kcsa.com / grussell@kcsa.com

ADDvantage Technologies Completes Acquisition
Of Broadband Remarketing International

Combination of Leading Distribution and Remarketing Companies
Creates Unique Global Marketplace within CATV Industry

BROKEN ARROW, Okla., June 22, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced that is has signed a definitive agreement to acquire the business and certain assets of Broadband Remarketing International (BRI), a premium remarketing company offering cable operators material management services, new and used in stock excess gear, and ‘certified destruction services.’

Established in l998, BRI is a leader in the redistribution of new, surplus and used excess equipment for many of the large cable companies and provides warehouse space for excess inventories. The company also provides Converter and Modem Destruction in compliance with EPA regulations through the Resource Conservation and Recovery Act (RCRA), which designates the ‘cradle to the grave’ requirements for large generators of electronic scrap.

“BRI has several unique revenue streams that will complement our existing business,” said Ken Chymiak, ADDvantage’s President and Chief Executive Officer. “BRI’s CATV disposal business and experience in the remarketing of converters provides significant revenue and profit opportunities in the United States and international markets. ADDvantage and BRI will be able to effectively expand their combined products and services to create a unique global marketplace. We are excited about the opportunities the combined companies create to enhance our ability to drive long-term growth. Together, we believe we can gain a larger share of our market and generate greater returns for our shareholders.”

Under the terms of the agreement, BRI will receive ADDvantage common stock in exchange for BRI’s fixed assets. BRI will become a wholly owned subsidiary of ADDvantage Technologies Group and maintain its operations in Chambersburg, PA.

Trav Neumann, President of BRI, stated, “This combination represents the best of both worlds for BRI customers, who will continue to benefit from our expertise in secondary market, distribution as well as ADDvantage’s off-the-shelf product offerings. Our companies are an excellent fit culturally, with a shared commitment to investing in growth maximizing opportunities and leveraging each of our core strengths.”

David Chymiak, ADDvantage’s Chairman of the Board, commented, “We are pleased that Trav Neumann will remain with the company as Sales Manager. Prior to being one of the founders of BRI, Trav was Director of Marketing for a large specialty distributor of cable television equipment leading the company from a mass marketing orientation to a highly integrated sales organization. His strong background also includes an engineering degree from John Hopkins University as well as an MBA in integrated marketing. I look forward to working with Trav as we grow ADDvantage through his vast experience and solid customer network.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Jones Broadband International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

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